UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2024

Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust

(Exact name of registrant as specified in its charter)

Delaware	811-22437	27-3396957
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

227 West Monroe, 7th Floor
Chicago, IL, 60606
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 827-0100

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, $0.01 par value	GBAB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Entry into BofA Credit Facility

On October 11, 2024, Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust (NYSE: GBAB) (the “Trust”), a Delaware statutory trust, entered into a Margin Loan and Security Agreement, dated October 11, 2024, between the Trust, as borrower, and Bank of America, N.A., as lender (“BofA”) (the “Facility Agreement” and, together with that certain account control agreement among the Trust, BofA and The Bank of New York Mellon Corp., the Trust’s custodian (the “Custodian”), the “BofA Credit Facility”).

The BofA Credit Facility is a committed credit facility through which BofA allows the Trust to borrow up to $100 million initially, subject to certain restrictions, including availability under a borrowing base, which is based upon the aggregate value of eligible securities less the amount of required margin for such eligible securities. Subject to an initial facility limit of $100 million, the amount of permissible borrowings under the BofA Credit Facility may be increased or decreased from time to time, subject to, among other things, the limitations of the Investment Company Act of 1940, as amended with respect to borrowings. The BofA Facility is secured by a perfected first-priority interest in certain assets of the Trust held in a segregated account established and maintained by the Custodian.

The BofA Credit Facility will mature on the earlier of (A) the date that is (a) three hundred sixty (360) days after BofA provides written notice of its termination under the Facility Agreement or (b) thirty (30) days after the Trust provides written notice of its termination of the Facility Agreement or (B) the date on which BofA’s commitment to make advances otherwise terminates pursuant to the terms of the Facility Agreement. Upon the occurrence of certain material events, including, but not limited to, when the borrowing base is less than the total accrued loan amount, or the indictment of an officer of the Trust, the Trust will be obligated to make mandatory prepayments under the BofA Credit Facility.

The Trust may borrow amounts in U.S. dollars. Amounts drawn under the BofA Credit Facility will bear interest at daily Secured Overnight Financing Rate (SOFR) plus 85 basis points. The Trust will also pay a fee of 0.20% per annum, based on daily undrawn amounts under the BofA Credit Facility, payable monthly.

The Credit Agreement includes customary representations and covenants, including certain limitations on the Trust’s ability to enter into additional indebtedness (subject to customary exclusions), change its investment policies if such change could reasonably be expected to materially and adversely affect the rights and remedies of BofA, or pledge to a party other than BofA securities owned or held by the Trust over which BofA has a perfected first-priority interest. The Credit Agreement also includes customary events of default.

The description of the terms of the BofA Credit Facility set forth above does not purport to be complete and is qualified in its entirety by the full text of the BofA Credit Facility, which is filed herewith as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K and the Trust’s registration statement by reference.

Item 1.02. Termination of a Material Definitive Agreement

Termination of SocGen Credit Facility

On October 11, 2024, the Trust delivered notice of its intent to terminate in full, on November 20, 2024, the Credit Agreement, dated as of February 27, 2015, among the Trust, as borrower, Société Générale (“SocGen”), as lender, and SocGen, as agent (the “SocGen Credit Agreement” and, together with that certain security agreement and collateral account control agreement among the Trust, the Custodian and SocGen, as applicable, the “SocGen Credit Facility”). The termination is in connection with the entrance by the Trust into the BofA Credit Facility, discussed herein. The SocGen Credit Facility will be terminated upon the satisfaction of all obligations of the Trust to SocGen as the lender thereunder (other than obligations that are expressed to survive termination), including, without limitation, payments of principal and interest, other fees, breakage costs and other amounts owing to SocGen, and pursuant to the terms of the SocGen Credit Agreement. The Trust will not undertake any borrowings under the BofA Credit Facility until the SocGen Credit Facility is terminated.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Margin Loan and Security Agreement, dated October 11, 2024, by and among the Trust, as borrower, and BofA, as lender thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guggenheim taxable municipal bond & iNVESTMENT gRADE dEBT tRUST
Date: October 16, 2024	By:	/s/ Mark E. Mathiasen
		Name:	Mark E. Mathiasen
		Title:	Secretary